Exhibit 99

FOR IMMEDIATE RELEASE

TVI Corporation Announces Highlights of 2004 Annual Stockholders Meeting and Appointment of New CFO

GLENN DALE, MD -- May 25, 2004 -- TVI Corporation (OTC BB: TVIN), a leading supplier of rapid deployment shelters and chemical/biological decontamination systems for the military, public health, and first response agencies, today announced the results of its annual meeting of stockholders held Monday, May 17, 2004. Over 92% of all TVI outstanding shares of TVI Common Stock were represented at the meeting and each of management's proposals submitted to TVI stockholders for approval passed. Additionally, the Company's selection of auditors for 2004 was approved, as were By-Law amendments intended to enhance corporate governance.

Stockholders elected five incumbent directors, Joseph J. Borkoski, Joseph J. Duffy, Mark N. Hammond, Lieutenant General Harley A. Hughes (USAF Retired) and the Company's President and CEO, Richard V. Priddy, to staggered terms expiring at various times through 2007.

In his presentation to stockholders attending the meeting, TVI CEO, Rick Priddy presented the Company's financials and operational highlights in 2003 and the first quarter of 2004. This presentation will be available for a limited time at www.tvicorp.com. These highlights featured a Q&A session and included comments addressing:

    o   Revenue growth of 145% in 2003
    o   Operating income growth of 158% in 2003
    o   Achieving a domestic market share of approximately 70%
    o International sales in 2003 include Italy, Ireland, Scotland, England, France and Australia
    o Diversification of product lines with introduction of IRAMS (Infrared Raised Angle Marking System), hospital surge capacity shelters and patient isolation systems used for infection control
    o Recent contract wins, including a $600,000 order from The Georgia State Department of Health
    o The acquisition of Capa Manufacturing, a leading innovator in the powered air purifying respirator industry
    o   Expansion of manufacturing facility size to 79,000 square feet
    o   Hosting the Company's first quarterly earnings conference call
    o   The purchase of TVI's common stock by various institutional investors
    o The Daily Record, of Baltimore, Maryland presented TVI Corporation with the "Top Innovator of the Year 2003" award
    o Recognition in the April 26th edition of the Washington Post's "Top 200" as having the fourth largest revenue growth of any firm in the region for 2003

"TVI has achieved a global reputation for decontamination excellence and this reputation has translated into significant orders," stated Rick Priddy. "Our fundamental business and growth strategies are producing meaningful results and we remain enthusiastic about our future. Our commitment is to keep health care providers and first responders equipped with the latest technology in the event of a natural disaster or terrorist incident."

The Company also announced today that Karin McQuade has been named TVI's Vice President - Finance and Chief Financial Officer, effective May 17, 2004. "Although Karin joined TVI only recently, she has already proven herself to be a highly proactive, result driven and process-oriented senior manager, with strong accounting, problem solving, administration, organizational, and communication skills," said Priddy. "She possesses over 24 years of hands-on accounting experience in all phases of public and private manufacturing and retail organizations, most recently with Smiths Detection, a designer and manufacturer of chemical, biological and meteorological detection and protection systems for domestic and international first responders, government and commercial companies, where she last served as Vice President of Finance and Administration. In her past posts, Karin has been responsible for accounting and finance, MIS and business development departments, including budgeting, forecasting, financial reporting and analysis, cash management and capital asset management." Ms. McQuade holds a B.S. in Education from the University of Pittsburgh, a B.S. in Business & Management - Accounting from the University of Maryland, and a Masters in Financial Management, also conferred by the University of Maryland.


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Ms. McQuade  replaces  Thomas K. Plunkett,  who has resigned,  effective May 17,
2004, to pursue professional opportunities outside of the Company. Mr. Priddy continued, "We appreciate the unique contributions Tom made to TVI during his tenure here and wish him the very best in his future endeavors. Tom has played
an   instrumental   role  in  building   the   Company's   financial   reporting
infrastructure to date and implementing a number of key corporate initiatives that have supported our recent growth and development. In the current corporate and regulatory climate, it is unfortunately necessary to add that Tom's decision to leave in no way reflects any concerns on TVI's part regarding its accounting practices financial reporting or internal controls."

About TVI Corporation:

TVI Corporation, located in Glenn Dale, Maryland, is a leading supplier of rapid deployment shelters and chemical/biological decontamination systems for the military, public health, and first response agencies. TVI is a primary source to the military for thermal targets and thermal decoys. TVI's stock trades on the OTC Bulletin Board under the symbol "TVIN."

The TVI designation is a service mark of TVI Corporation. Any other company and product names mentioned above are trade names and/or trademarks of their respective owners.

Information contained in this press release constitutes forward-looking statements within the meaning of the securities laws and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as "should", "believes", expects", "might result", and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; our ability to respond to changes in the counter-terrorism, military, public safety, and first responder communities; adverse changes in governmental regulations; expected costs or charges, certain of which may be outside the control of the Company; the time and costs involved in the marketing and promotion for our products; the possible cancellation of existing orders for our products; general economic and business conditions; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company's Annual Report to Stockholders, 10-KSB, 10-QSB, and other SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

For more  information  concerning  TVI,  please  visit  us at:  www.tvicorp.com.


Contact:     TVI Corporation, Glenn Dale

Richard Priddy, CEO                    301-352-8800

Mike Frank, Investor Relations         201-659-0101
                                       mike@mikefrankassociates.com